Exhibit 99.4

FOR IMMEDIATE RELEASE

CONTACT

Steve Durels, Exec VP,

Director of Leasing

(212) 216-1617

or

Michelle LeRoy, VP

Investor Relations

(212) 216-1692

SL Green Announces 165,183 Sq Ft Lease Expansion and Renewal at 1372 Broadway

New York, NY – January 24, 2006 - SL Green Realty Corp. (NYSE: SLG) today announced that it has completed a 10-year lease expansion and renewal agreement at 1372 Broadway in New York City.  Ross Stores, Inc. (Nasdaq: ROST), a Fortune 500 and Nasdaq 100 company, the nation’s second largest off-price retail company will expand from 130,075 square feet to 165,183 square feet.  Ross will occupy the space for executive and buying offices.

Commenting on the agreement, Steve Durels, Executive Vice President and Director of Leasing for SL Green, said, “This is a clear example of the continuing strong fundamentals of the New York City office market and demonstrates our ability to maximize the potential of our properties”.

Located in the heart of Times Square South, on Broadway between 37th and 38th Streets, the 21-story property, containing 534,000 of rentable square feet, was fully renovated by SL Green in 1999 and features a new lobby with entrances on Broadway and 38th Street and new elevator cabs. The building houses tenants in fashion and other commercial industries.   Major office tenants include Ross Stores, Inc., Ann Taylor, Inc. and IntraLinks, Inc.

Howard Simson and Charles Borrock of Cushman and Wakefield, Inc, represented the tenant in the new agreement.

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan office properties. As of December 31, 2005, the Company owned 28 office properties totaling 18.2 million square feet. SL Green’s retail space ownership totals 168,300 square feet at five properties.  The Company is the only publicly held REIT that specializes exclusively in this niche.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

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Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filing with the Securities and Exchange Commission.